The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129159. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

                        THE SERIES 2006-AR8 CERTIFICATES

                             Initial        Pass-
                            Principal      Through
     Class                 Balance(1)        Rate              Principal Types           Interest Types    CUSIP
-------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1                  $56,649,000     (2)    Super Senior, Pass-Through           Variable Rate  94983V AA 3
Class I-A-2                   $6,294,000     (2)    Super Senior Support, Pass-Through   Variable Rate  94983V AB 1
Class I-A-3                 $120,123,000     (2)    Super Senior, Pass-Through           Variable Rate  94983V AC 9
Class I-A-4                   $5,201,000     (2)    Super Senior Support, Pass-Through   Variable Rate  94983V AD 7
Class I-A-R                         $100     (2)    Senior, Sequential Pay               Variable Rate  94983V AE 5
Class II-A-1                $190,120,000     (3)    Super Senior, Pass-Through           Variable Rate  94983V AF 2
Class II-A-2                  $8,232,000     (3)    Super Senior Support, Pass-Through   Variable Rate  94983V AG 0
Class II-A-3                $125,000,000     (3)    Senior, Sequential Pay               Variable Rate  94983V AH 8
Class II-A-4                $265,936,000     (3)    Super Senior, Sequential Pay         Variable Rate  94983V AJ 4
Class II-A-5                 $11,514,000     (3)    Super Senior Support, Sequential Pay Variable Rate  94983V AK 1
Class II-A-6                $227,110,000     (3)    Super Senior, Sequential Pay         Variable Rate  94983V AL 9
Class II-A-7                  $9,833,000     (3)    Super Senior Support, Sequential Pay Variable Rate  94983V AM 7
Class III-A-1               $290,961,000     (4)    Super Senior, Sequential Pay         Variable Rate  94983V AN 5
Class III-A-2                $98,271,000     (4)    Super Senior, Sequential Pay         Variable Rate  94983V AP 0
Class III-A-3                $16,853,000     (4)    Super Senior Support, Pass-Through   Variable Rate  94983V AQ 8
Class B-1                    $30,502,000     (5)    Subordinated                         Variable Rate  94983V AS 4
Class B-2                     $9,671,000     (5)    Subordinated                         Variable Rate  94983V AT 2
Class B-3                     $5,208,000     (5)    Subordinated                         Variable Rate  94983V AU 9
Non-Offered Certificates
Class B-4                     $4,464,000     (5)    Subordinated                         Variable Rate  94983V AV 7
Class B-5                     $2,976,000     (5)    Subordinated                         Variable Rate  94983V AW 5
Class B-6                     $2,975,142     (5)    Subordinated                         Variable Rate  94983V AX 3

----------------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in May 2006, this rate is expected to be approximately 5.240% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in May 2006, this rate is expected to be approximately 5.240% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the third loan group. For the initial distribution date in May 2006, this rate is expected to be approximately 5.238% per annum.
(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average of the net WACs of all loan groups. For the initial distribution date in May 2006, this rate is expected to be approximately 5.239% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, as follows:

      A. approximately 33.4328374064%, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata; and

      B. approximately 66.5671625936%, concurrently, to the Class I-A-3 and Class I-A-4 Certificates, pro rata.

Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, as follows:

      A. approximately 23.6768945204%, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata; and

      B. approximately 76.3231054796%, sequentially, as follows:

      (i) concurrently, to the Class II-A-3, Class II-A-4 and Class II-A-5 Certificates, pro rata; and

      (ii) concurrently, to the Class II-A-6 and Class II-A-7 Certificates, pro rata.

Group III-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, as follows:

      A. approximately 95.8498836450%, sequentially, to the Class III-A-1 and Class III-A-2 Certificates; and

      B. approximately 4.1501163550%, to the Class III-A-3 Certificates.